As filed with the Securities and Exchange Commission on July 25, 2008

Registration No. 333-152484

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective
Amendment No. 1
to
Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Steel Dynamics, Inc.
(Exact name of registrant as specified in its charter)

Indiana (State or other jurisdiction of incorporation or organization)	35-1929476 (I.R.S. Employer Identification No.)
6714 Pointe Inverness Way, Suite 200 Fort Wayne, Indiana 46804 (260) 459-3553 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
Theresa E. Wagler, Chief Financial Officer
6714 Pointe Inverness Way, Suite 200
Fort Wayne, Indiana 46804
(260) 459-3553
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert S. Walters, Esq.
Barrett & McNagny LLP
215 East Berry Street
Fort Wayne, Indiana 46802
(260) 423-9551

Approximate date of commencement of the proposed sale to the public:
From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

         If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

         If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit or Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.0025 par value per share	18,339,340 shares	$31.75(1)	$582,274,045	$22,883.37(2)

(1)
Estimated solely for the purpose of computing the amount of registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant's common stock on July 18, 2008, as reported on the Nasdaq Global Select Market.
(2)
This registration fee was previously paid on July 23, 2008 in connection with the original filing of this registration statement, and no other fee is payable. This post-effective amendment to the original registration statement is being made solely to correct certain Selling Shareholder information reflected in the Selling Shareholder table at page 9 and in the footnotes thereto. The aggregate number of shares registered hereunder, however, as well as the Proposed Maximum Aggregate Offering Price remains unchanged.

18,339,340 Shares

Steel Dynamics, Inc.

Common Stock

Explanatory Note
        This is an amended prospectus, identical in all respects to the prospectus filed on July 23, 2008, except for the table on page 9 with respect to certain of the Selling Shareholders and some of the footnotes relating thereto. The changes in the Selling Shareholder table are necessary to correct an error in the number of shares held, and offered for sale, as between some of the Selling Shareholders and neither affect the aggregate number of shares offered for sale hereunder nor any other part of this prospectus.

        The Selling Shareholders identified in this prospectus or any supplement hereto in the section of this prospectus describing the "Selling Shareholders," may use this prospectus or any prospectus supplement to offer and resell from time to time, commencing July 26, 2008 and thereafter, up to 18,339,340 shares of our common stock. These shares represent shares of our common stock that we issued to such Selling Shareholders in connection with our acquisition of OmniSource Corporation on October 26, 2007.

        We will not receive any of the proceeds from the sale of these shares of our common stock by the Selling Shareholders.

        The Selling Shareholders named in this prospectus, or their donees, pledgees, transferees or other successors-in-interest, may offer or resell the shares from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

        The Selling Shareholders may resell the common stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sale of shares. We will bear all costs, expenses, and fees in connection with the registration of the shares. For additional information on the methods of sale that may be used by the Selling Shareholders, see "Plan of Distribution."

        Our common stock is listed on the Nasdaq Global Select Market under the symbol "STLD." The last reported sale price of our common stock on July 18, 2008 was $30.86 per share.

        This prospectus describes the general manner in which the shares of our common stock may be offered and sold by the Selling Shareholders. If necessary, the specific manner in which shares of our common stock may be offered and sold will be described in a supplement to this prospectus.

        Investing in our common stock involves risks. You should carefully consider and evaluate all of the information contained in the prospectus and in the documents incorporated herein by reference before you decide to purchase our common stock. In particular, you should consider the risks described in Item 1A of our most recent Annual Report on Form 10-K that we filed with the Securities and Exchange Commission, or the SEC, on February 27, 2008, in Item 1A of our Quarterly Reports on Form 10-Q that we file with the SEC from time to time (which documents are incorporated by reference herein), and the risk factor noted under "Risk Factors" at page 3 of this prospectus before making a decision to invest in our securities. See "Available Information" below.

        Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 25, 2008.

        You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement or amendment. We have not, and the Selling Shareholders have not, authorized any person to provide you with different information. This prospectus is not an offer to sell, nor is it an offer to buy these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement that we have filed with the SEC, using a "shelf" registration process. Under this shelf registration process, the Selling Shareholders referred to in this prospectus may offer and resell from time to time up to 18,339,340 outstanding shares of our common stock.

        This prospectus does not cover the issuance of any shares of common stock by us to the Selling Shareholders, and we will not receive any of the proceeds from any sale of shares by the Selling Shareholders. Except for underwriting discounts and selling commissions, if any, which may be paid by the Selling Shareholders, we have agreed to pay the expenses incurred in connection with the registration of the shares of common stock covered by this prospectus.

        Information about the Selling Shareholders may change over time. Any changed information given to us by the Selling Shareholders will be set forth in a prospectus supplement if and when necessary. Further, in some cases, the Selling Shareholders will also be required to provide a prospectus supplement containing specific information about the terms pursuant to which they are offering and selling our common stock. If a prospectus supplement is provided and the description of the offering in the prospectus supplement varies from the information in this prospectus, you should rely on the information in the prospectus supplement.

        Unless the context otherwise requires, references in this prospectus to "Steel Dynamics," "SDI," "we," "us," and "our" are to Steel Dynamics, Inc., an Indiana corporation, and to our consolidated subsidiaries.

i

PROSPECTUS SUMMARY

        This summary highlights material information found in greater detail elsewhere in this prospectus or the documents incorporated by reference herein. Before deciding to invest in our common stock, you should carefully read this entire prospectus, including the matters discussed in the section on "Risk Factors" in this prospectus, as well as in the section captioned "Risk Factors," which we describe at Item 1A in our most recent Annual Report on Form 10-K, which we filed with the SEC on February 27, 2008 and in Item 1A in our quarterly reports on Form 10-Q which we file from time to time with the SEC, as well as in other documents that we subsequently file with the SEC.

Our Company

        We are one of the largest steel producers and, with our acquisition of OmniSource Corporation ("OmniSource") on October 26, 2007 and Recycle South, LLC ("Recycle South") on June 9, 2008, one of the largest scrap metal processors in the United States based on a current estimated annual steelmaking capability of approximately 5.3 million tons and an estimated scrap processing and brokerage volume of 6 million tons of ferrous and 1 billion pounds of nonferrous metallics. Actual 2007 steel production was 5.0 million tons. Our 2007 consolidated shipments, excluding shipments between our operating divisions, totaled 6.2 million tons, which includes steelmaking, fabrication and scrap processing. During 2007, our net sales and EBITDA were $4.4 billion and $821 million, respectively.

  •
  Steel Operations.  Steel operations include our Flat Roll Division, which operates plants in Butler and Jeffersonville, Indiana; our Structural and Rail Division, which operates a plant in Columbia City, Indiana; our Engineered Bar Products Division, which operates a plant in Pittsboro, Indiana; our Roanoke Bar Division, which operates a plant in Roanoke, Virginia; and our Steel of West Virginia operations, which operate plants in Huntington, West Virginia and Memphis, Tennessee. These operations consist primarily of mini-mills, producing steel from steel scrap, using electric arc furnaces, continuous casting and automated rolling mills. The Techs Industries, Inc. (The Techs) which consists of three facilities in Pittsburgh, Pennsylvania, produces a variety of galvanized sheet products using the substrate material from external suppliers and from our Flat Roll Division. Steel operations accounted for 81% of our consolidated net sales during 2007.

    The Flat Roll Division sells a broad range of hot-rolled, cold-rolled and coated steel products, including a large variety of specialty products such as light gauge hot-rolled, galvanized and painted products. The Techs also sells a wide range of galvanized flat-rolled steels. The Structural and Rail Division sells structural steel beams and pilings and is also designed to produce and sell a variety of standard and premium-grade rail for the railroad industry. The Engineered Bar Products Division primarily sells special bar quality and merchant bar quality rounds and round-cornered squares. The Roanoke Bar Division sells billets and merchant steel products, including angles, plain rounds, flats and channels. SWVA primarily sells merchant beams, channels and specialty structural steel sections. Our steel operations sell directly to end users and service centers. These products are used in numerous industry sectors, including the automotive, construction, commercial, transportation and industrial machinery markets.

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  Fabrication Operations.  Fabrication operations include our five New Millennium Building Systems plants located in Butler, Indiana; Lake City, Florida; Salem, Virginia; Florence, South Carolina; and Continental, Ohio. The operations located in Salem, Florence and Continental were acquired in 2006 pursuant to the acquisition of Roanoke Electric Corporation (Roanoke Electric). Revenues from these plants are generated from the fabrication of trusses, girders, steel joists and steel decking used within the non-residential construction industry. Fabrication operations accounted for 8% of our consolidated net sales during 2007.

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  Steel Scrap and Scrap Substitute Operations.  Steel scrap and scrap substitute operations include, on the scrap side, the revenues and expenses associated with OmniSource, Recycle South, Elizabethton Herb and Metal and Shredded Products; and, on the scrap substitute side, the revenues and expenses associated with our scrap substitute manufacturing facility, Iron Dynamics. Output from these operations is used as raw materials within our steel operations or is sold or brokered to third parties. During 2007, excluding Recycle South, approximately 33% of these operations' sales were to our steel mills.

Recent Developments

        On March 31, 2008, we amended our existing $1.3 billion Amended and Restated Senior Secured Credit Facility to increase the term loan A component thereunder by an additional $94 million, and to allow for a $124 million increase in commitments to our revolving credit facility. We used the net proceeds from the additional term loan A to repay a portion of the borrowings outstanding under the senior secured revolving credit facility. In addition, the provision allowing us to further increase the revolver or the term loan A facility by the previous amount of up to $350 million was reset to $250 million after giving effect to the amendment.

        On April 3, 2008, we consummated an unsecured note offering of $375 million of our 7 3/4% senior unsecured notes due 2016, the net proceeds from which we used to repay amounts outstanding under our senior secured revolving credit facility and for general corporate purposes. On April 18, 2008, we consummated an additional $125 million unsecured note offering, as an add-on to the April 3 offering, resulting in an aggregate of $500 million of 7 3/4% senior unsecured notes due 2016. We offered and sold both of these offerings of notes in transactions exempt from the registration requirements of the Securities Act of 1933.

        On May 8, 2008, we announced that our wholly-owned subsidiary OmniSource Corporation and Recycle South, LLC, one of the largest regional scrap recycling companies in the nation, executed a definitive agreement whereby OmniSource, through a wholly-owned subsidiary, Carolina Investment Company, LLC, intended to acquire the remaining 75% of Recycle South that OmniSource did not already own. Recycle South was formed in August 2007 by a merger of Carolinas Recycling Group and Atlantic Scrap and Processing. On June 9, 2008, we consummated the transaction, and OmniSource acquired the remaining outstanding equity interests in Recycle South in a transaction valued at approximately $500 million. Recycle South's equity owners received 3,938,000 shares of Steel Dynamics common stock and $232 million in cash. The aggregate transaction value included the assumption of certain liabilities, including net debt, which was approximately $143 million at closing. Recycle South will henceforth operate as a division of OmniSource under the name "OmniSource Southeast." Recycle South employs approximately 600 people in nineteen locations throughout North Carolina, South Carolina and Georgia and, on an annualized basis using data from September 2007 through March 2008, processed approximately 1.4 million tons of ferrous scrap and 150 million pounds of nonferrous scrap.

Corporate Information

        Steel Dynamics, Inc. was incorporated in August 1993 under the laws of Indiana. Our principal executive offices are located at 6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804 and our telephone number is (260) 459-3553. Our website is located at http://www.steeldynamics.com. Except for any documents that are incorporated by reference into this prospectus that may also be accessed from our website, the information available on or through our website is not part of this prospectus.

RISK FACTORS

        You should carefully consider and evaluate, among other things the many significant risks and uncertainties described in the documents we incorporate herein by reference, as well as the matters discussed under "Risk Factors" in Item 1A of our most recent Annual Report on Form 10-K which we filed with the SEC on February 27, 2008, in Item 1A of our Quarterly Reports on Form 10-Q which we regularly file with the SEC and in the following additional risk factor.

        Any of the risks and uncertainties set forth herein or therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our common stock being offered by this prospectus or by any prospectus supplement. As a result, you could lose all or a part of your investment.

        As previously noted, you should also consider the following additional risk factor:

  Sales of our common stock by the Selling Shareholders may cause our stock price to decline.

        Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital, should we wish to do so, through the sale of additional common or preferred stock.

        As of the close of business on July 18, 2008, we had 198,217,635 shares of common stock outstanding. Upon the filing of the registration statement, of which this prospectus forms a part, the 18,339,340 shares registered for resale under this prospectus will become freely tradable, subject only to certain contractual restrictions on resale to which the Selling Shareholders are subject. These contractual restrictions, which are automatically released in part, and eventually in their entirety, over time, are described in further detail in this prospectus under "Plan of Distribution—Transfer Restrictions."

 SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

        Throughout this prospectus, including documents we may incorporate by reference, we may make statements that express our opinions, expectations, or projections regarding future events or future results, in contrast with statements that reflect historical facts. These predictive statements, which we generally precede or accompany by such typical conditional words as "anticipate," "intend," "believe," "estimate," "plan," "seek," "project" or "expect," or by the words "may," "will" or "should," are intended to operate as "forward looking statements" of the kind permitted by the Private Securities Litigation Reform Act of 1995, incorporated in Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. That legislation protects such predictive statements by creating a "safe harbor" from liability in the event that a particular prediction does not turn out as anticipated.

        While we always intend to express our best judgment when we make statements about what we believe will occur in the future, and although we base these statements on assumptions that we believe to be reasonable when made, these forward looking statements are not a guarantee of performance, and you should not place undue reliance on such statements. Forward looking statements are subject to many uncertainties and other variable circumstances, many of which are outside of our control, that could cause our actual results and experience to differ materially from those we thought would occur.

        The following listing represents some, but not necessarily all, of the factors that may cause actual results to differ from those we may have anticipated or predicted:

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  cyclical changes in market supply and demand for steel; general economic conditions affecting steel consumption; U.S. or foreign trade policy affecting the price of imported steel, or adverse outcomes of pending and future trade cases alleging unlawful practices in connection with steel imports or exports, including the repeal, lapse or exemptions, from existing U.S. tariffs on imported steel; and governmental monetary or fiscal policy in the U.S. and other major international economies;
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  increased price competition brought about by excess domestic and global steelmaking capacity and imports of low priced steel;

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  consolidation in the domestic and global steel industry, resulting in larger producers with much greater market power to affect price and/or supply;

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  inability to integrate acquired businesses as quickly and effectively as anticipated;

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  changes in the availability or cost of steel scrap or in the availability or cost of steel scrap substitute materials, including pig iron, or other raw materials or supplies which we use in our production processes, as well as periodic fluctuations in the availability and cost of electricity, natural gas or other utilities;

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  the occurrence of unanticipated equipment failures and plant outages or the occurrences of extraordinary operating expenses;

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  margin compression resulting from our inability to pass increases in costs of raw materials and supplies through to our customers, through price increases or surcharges;

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  loss of business from one or more of our major customers or end-users;

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  labor unrest, work stoppages and/or strikes involving our own workforce, those of our important suppliers or customers, or those affecting the steel industry in general;

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  the effect of the elements upon our production or upon the production or needs of our important suppliers or customers;

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  the impact of, or changes in, environmental laws or in the application of other legal or regulatory requirements upon our production processes or costs of production or upon those of our suppliers or customers, including actions by government agencies, such as the U.S. Environmental Protection Agency or the Indiana Department of Environmental Management, on pending or future environmentally related construction or operating permits;

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  private or governmental liability claims or litigation, or the impact of any adverse outcome of any litigation on the adequacy of our reserves, the availability or adequacy of our insurance coverage, our financial well-being or our business and assets;

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  changes in interest rates or other borrowing costs, or the effect of existing loan covenants or restrictions upon the cost or availability of credit to fund operations or take advantage of other business opportunities;

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  changes in our business strategies or development plans which we may adopt or which may be brought about in response to actions by our suppliers or customers, and any difficulty or inability to successfully consummate or implement as planned any planned or potential projects, acquisitions, joint ventures or strategic alliances; and

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  the impact of regulatory or other governmental permits or approvals, litigation, construction delays, cost overruns, technology risk or operational complications upon our ability to complete, start-up or continue to profitably operate a project or a new business, or to complete, integrate and operate any potential acquisitions as anticipated.

        We also believe that you should read the many factors referred to in "Risk Factors" to better understand the risks and uncertainties inherent in our business and underlying any forward looking statements.

        Any forward looking statements which we make in this prospectus or in any of the documents that are incorporated by reference herein speak only as of the date of such statement, and we undertake no ongoing obligation to update such statements. Comparisons of results between current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

 USE OF PROCEEDS

        The Selling Shareholders identified in this prospectus, their pledgees, donees, transferees or other successors in interest, will receive all of the proceeds from the sale of our common stock being offered hereby. We will not receive any proceeds from these sales. See "Selling Shareholders."

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

        Our common stock is listed and traded on the Nasdaq Global Select Market under the symbol "STLD." The following table sets forth the range of high and low per share sales prices as reported for each period indicated and reflects all effected stock splits for the periods indicated:

	High	Low
Year ended December 31, 2006
First quarter	$14.813	$8.750
Second quarter	$17.488	$12.168
Third quarter	$16.750	$11.288
Fourth quarter	$17.950	$11.945
Year ended December 31, 2007
First quarter	$22.135	$15.425
Second quarter	$24.770	$19.460
Third quarter	$24.875	$16.810
Fourth quarter	$30.670	$21.770
Year ending December 31, 2008
First quarter	$34.230	$21.135
Second quarter	$40.920	$32.280
Third quarter (through July 18, 2008)	$38.670	$30.090

        On July 18, 2008, the last sale price for our common stock as reported on the Nasdaq Global Select Market was $30.86 per share.

        Any determination to pay cash dividends on our common stock is at the discretion of our board of directors and depends upon our earnings, financial condition, operating results, capital requirements, any contractual, regulatory or other restrictions on the payment of dividends, and other factors that our board of directors deems relevant.

        Set forth below is a table that describes the quarterly dividends, adjusted for all stock splits, that we have paid out in cash since 2006. The fact that we have paid dividends in the past, however, does not constitute a guaranty or an indication that we will continue to pay dividends in the future, or, if we do, in what amounts.

Dividend per share
Year ended December 31, 2006
First quarter	$.050
Second quarter	$.050
Third quarter	$.075
Fourth quarter	$.075
Year ended December 31, 2007
First quarter	$.075
Second quarter	$.075
Third quarter	$.075
Fourth quarter	$.075
Year ending December 31, 2008
First quarter	$.100
Second quarter	$.100

 SELLING SHAREHOLDERS

        This prospectus relates to the resale of our common stock held by the Selling Shareholders listed below. The Selling Shareholders acquired these shares from us in a private offering pursuant to an exemption from registration provided by Regulation D, Rule 506 under Section 4(2) of the Securities Act of 1933, as amended, in connection with our acquisition of OmniSource Corporation on October 26, 2007. The registration statement of which this prospectus is a part has been filed pursuant to registration rights granted to the Selling Shareholders in connection with the acquisition.

        The shares offered hereby are being registered to permit public secondary trading as and when the Selling Shareholders' contractual resale restrictions are released over time, as described below. The Selling Shareholders, including their donees, pledgees, transferees or other successors-in-interest, may offer all or part of the shares for resale from time to time. However, the Selling Shareholders are under no obligation to resell all or any portion of such shares, nor are the Selling Shareholders obligated to resell any shares immediately under this prospectus.

        Under the terms of the registration rights agreement between us and the Selling Shareholders, we will pay all expenses of the registration of the shares of common stock, including SEC filing fees, except that the Selling Shareholders will pay all discounts and selling commissions, if any. Our expenses for the registration of the shares of common stock are estimated to be $71,883.37.

        The table reflected below sets forth certain information known to us, based upon written representations from the Selling Shareholders, with respect to the beneficial ownership of our shares of common stock held by each of the Selling Shareholders as of July 18, 2008. Because the Selling Shareholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will ultimately be sold, transferred or otherwise disposed of by the Selling Shareholders, or the amount or percentage of shares of our common stock that will continue to be held by the Selling Shareholders upon termination of this or any offering hereunder or pursuant to any prospectus supplement in connection herewith. See "Plan of Distribution." For purposes of the tables below, however, we assume that the Selling Shareholders will sell all their shares of common stock covered by this prospectus.

        In the table, the percentage of shares beneficially owned is based on 198,217,635 shares of our common stock outstanding as of July 18, 2008, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under such rule, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of such date through the exercise of any options or other rights. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares of common stock shown as beneficially owned.

        To our knowledge, none of the Selling Shareholders are affiliates of any broker-dealers.

						After the offering (assuming all shares of common stock being offered hereby are sold)
	Prior to the offering
						Number of shares of common stock beneficially owned
Name of Selling Shareholder	Number of shares of common stock beneficially owned		Percent of shares of common stock outstanding	Number of shares of common stock being registered for resale				Percent of shares of common stock outstanding
Daniel M. Rifkin	5,636,016	(1)	2.80%	5,531,512		104,504		0.05%
Richard S. Rifkin	6,830,336	(2)	3.39%	4,303,876	(3)	2,526,460	(2)	1.26%
Martin S. Rifkin	6,889,044	(4)	3.42%	5,531,512	(5)	1,357,532	(4)	0.67%
Martin S. Rifkin, Trustee of Richard S. Rifkin 2006 Irrevocable Trust U/A 12/15/06	1,357,172		0.67%	1,227,636		129,536		0.06%
The Len-Ari Foundation, Inc.	50,858		0.03%	44,858		6,000		0.00%
Tower Trust Co.	2,329,442	(6)	1.16%	1,699,946		629,496		0.31%

Total				18,339,340

(1)
Includes 104,504 shares held by Daniel as Trustee of the Leonard Rifkin Irrevocable Trust for the benefit of Daniel M. Rifkin's children.

(2)
Includes (i) 146,160 shares held by Richard S. Rifkin as Trustee of the Leonard Rifkin Irrevocable Trust for the benefit of Richard S. Rifkin's children, (ii) 50,858 shares held by of the Len-Ari Foundation, Inc. with respect to which Richard S. Rifkin shares investment power, and (iii) 2,329,442 shares held by Tower Trust Company as Trustee under the Leonard Rifkin Irrevocable Trust U/A December 19, 2006, with respect to which Richard S. Rifkin shares investment power. These are the same shares held by Tower Trust Co. as Trustee of the Leonard Rifkin Irrevocable Trust U/A December 19, 2006, as described in footnote (6).

(3)
Excludes 1,699,946 shares held by Tower Trust Company as Trustee under the Leonard Rifkin Irrevocable Trust U/A December 19, 2006 and 44,858 shares held by The Len-Ari Foundation, Inc., both of which are listed as Selling Shareholders in the foregoing table.

(4)
Includes (i) 360 shares held by Martin S. Rifkin as Trustee of the Leonard Rifkin Irrevocable Trust for the benefit of Martin S. Rifkin's children, and (ii) 1,357,172 shares held by Martin S. Rifkin as Trustee of the Richard S. Rifkin Irrevocable Trust.

(5)
Excludes 360 shares held by Martin S. Rifkin as Trustee of the Leonard Rifkin Irrevocable Trust for the benefit of Martin S. Rifkin's children, noted at footnote (4), and 1,357,172 shares held by Martin S. Rifkin as Trustee under the Richard S. Rifkin 2006 Irrevocable Trust U/A 12/15/06, of which 1,227,636 shares are included within the table as shares registered for sale hereunder by Mr. Rifkin as Trustee.

(6)
Held by Tower Trust Co. as Trustee under the Leonard Rifkin Irrevocable Trust U/A/ December 19, 2006. These are the same 2,329,442 shares noted under Richard S. Rifkin and described in footnote (2)(iii), with respect to which Mr. Rifkin exercises shared investment power.

PLAN OF DISTRIBUTION

        The shares of our common stock listed in the foregoing table are being registered to permit public secondary trading of these shares by the holders of such shares from time to time after the date of this prospectus, as and when certain contractual resale restrictions are automatically released, as described under "Transfer Restrictions." Registration of the shares of our common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold.

        The Selling Shareholders and their pledgees, assignees, donees, or other successors-in-interest who acquire the Selling Shareholders' shares after the date of this prospectus, may sell such shares of common stock from time to time directly to purchasers or through underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

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  through the Nasdaq Global Select Market or on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale;

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  in the over-the-counter market;

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  in transactions otherwise than on such exchanges or services or in the over-the-counter market;

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  through the exercise of purchased or written options, if and to the extent permitted under the Shareholders Agreement (as defined below);

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  through a combination of any such methods; or

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  through any other method permitted under applicable law and our insider trading policy.

        In connection with sales of our common stock or otherwise, a Selling Shareholder who is neither an employee of Steel Dynamics nor otherwise subject to our insider trading policy may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging the positions they assume, and such Selling Shareholder may also sell short the shares of our common stock and deliver such shares to close out such short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell such securities.

        The Selling Shareholders have advised us that, to date, they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. Upon our notification by a Selling Shareholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

  •
  the name of the Selling Shareholders;

  •
  the number of shares being offered;

  •
  the terms of the offering;

  •
  the names of the participating underwriters, broker-dealers or agents;

  •
  any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

  •
  the public offering price; and

  •
  other material terms of the offering.

        If underwriters are used in a firm commitment underwriting, the Selling Shareholders will execute an underwriting agreement with those underwriters relating to the shares of our common stock that the Selling Shareholders will offer. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase the shares of our common stock will be subject to conditions. The underwriters, if any, will purchase such shares on a firm commitment basis and will be obligated to purchase all of such shares.

        If any shares of our common stock are subject to a firm commitment underwriting agreement, the shares will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such underwriters may be deemed to have received compensation from the Selling Shareholders in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these shares of our common stock for whom they may act as agent. Underwriters may sell these shares to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

        The Selling Shareholders may authorize underwriters to solicit offers from institutions to purchase shares of our common stock subject to the underwriting agreement from the Selling Shareholders, at the public offering price stated in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If the Selling Shareholders sell shares of our common stock pursuant to these delayed delivery contracts, a prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commission payable for that solicitation.

        The applicable prospectus supplement, if any, will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the shares of our common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

        In effecting sales, brokers or dealers engaged by the Selling Shareholders may arrange for other brokers or dealers to participate. Broker-dealers may receive commissions or discounts from the Selling Shareholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealer transactions may include:

  •
  purchases of the shares of our common stock by a broker-dealer as principal and resales of the shares of our common stock by the broker-dealer for its account pursuant to this prospectus;

  •
  ordinary brokerage transactions; or

  •
  transactions in which the broker-dealer solicits purchasers on a best efforts basis.

If dealers are utilized in the sale of shares of our common stock, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

        The Selling Shareholders may sell shares of our common stock through agents designated by them from time to time. We will name any agent involved in the offer or sale of such shares and will list commissions payable by the Selling Shareholders to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in any required prospectus supplement.

        The Selling Shareholders may also sell any of the shares of our common stock directly to purchasers. In this case, the Selling Shareholders may not engage underwriters or agents in the offer and sale of such shares. In addition, we do not assure you that the Selling Shareholders will not transfer, devise or gift the shares of our common stock by other means not described in this prospectus. Moreover, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

        The Selling Shareholders may indemnify underwriters, dealers or agents who participate in the distribution of the shares of our common stock against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

        The aggregate proceeds to the Selling Shareholders from the sale of the shares of our common stock offered by the Selling Shareholders hereby will be the purchase price of such shares, less discounts and commissions, if any. The Selling Shareholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock to be made directly or through agents.

        In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states such shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

        The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of our common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of such shares may be underwriting discounts and commissions under the Securities Act. Any Selling Shareholder who is an "underwriter" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

        Selling shareholders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended, or Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by Selling Shareholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of Selling Shareholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

Transfer Restrictions

        As required pursuant to the Stock Purchase Agreement dated October 1, 2007 between Steel Dynamics, Inc. and the Selling Shareholders (a copy of which we filed as an exhibit to Steel Dynamics' Current Report on From 8-K filed October 3, 2007), Steel Dynamics entered into a Shareholders Agreement, dated October 26, 2007 with the Selling Shareholders (a copy of which we filed as an exhibit to Steel Dynamics' Current Report on Form 8-K/A filed November 1, 2007). On June 16, 2008, the parties entered into an Amendment to Shareholders Agreement, amending certain portions of the applicable transfer restrictions set forth in Section 2. A copy of the Amendment was filed as an exhibit to Steel Dynamics' Current Report on Form 8-K filed June 16, 2008. As used in this subsection, the term "Shareholders Agreement" refers to the October 26, 2007 Shareholders Agreement, as amended on June 16, 2008.

        Among other things, Section 2 of the Shareholders Agreement imposes certain time-based restrictions on the transfer of the shares covered hereby.

        These time-based transfer restrictions, as set forth in Section 2.2 of the Shareholders Agreement, as amended, provide that, commencing July 26, 2008, each Selling Shareholder may, if he wishes, transfer up to ten percent (10%) of the shares issued to that person on October 26, 2007 (subject to adjustment to reflect any stock dividends, stock splits, recapitalization or the like). Thereafter, and from and after each successive one month anniversary of July 26, 2008, each Selling Shareholder will be entitled, if he chooses to do so, to transfer up to an additional ten percent (10%) of his or her shares.

        Any shares that may be transferred free of the contractual transfer restrictions are deemed unrestricted shares thereafter, on a cumulative basis, and may be transferred free of any of the contractual restrictions.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Barrett & McNagny LLP, Fort Wayne, Indiana.

EXPERTS

        The consolidated financial statements of Steel Dynamics, Inc. appearing in Steel Dynamics, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of Steel Dynamics, Inc.'s internal control over financial reporting as of December 31, 2007 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Steel Dynamics, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2007 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        The consolidated statements of income, cash flows, and changes in shareholders' equity of OmniSource Corporation and its subsidiaries incorporated by reference in this prospectus and registration statement from Steel Dynamics, Inc.'s Current Report on Form 8-K dated March 26, 2008, have been audited by Ernst & Young LLP, independent auditors, for the year ended September 30, 2005 as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

        The consolidated financial statements of OmniSource Corporation and subsidiaries as of September 30, 2007 and 2006 and for each of the years in the two-year period ended September 30, 2007 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

         Filings.    We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission, or SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also accessible through the Internet at the SEC's website at http://www.sec.gov and on our website at http://www.steeldynamics.com. Our common stock is quoted on the Nasdaq Global Select Market under the symbol "STLD," and our SEC filings can also be read at the following address: Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

         Registration Statement.    We have filed with the SEC a registration statement on Form S-3, of which this prospectus is a part, with respect to the shares of common stock offered hereby. This prospectus does not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered hereby, reference is made to the registration statement.

         Incorporation by Reference.    The SEC allows us to "incorporate by reference" into this prospectus certain of our publicly-filed documents, which means that we can disclose important information about us by referring you to another document we have filed or may file with the SEC. Information included in these "incorporated" documents is considered part of this prospectus. Information that we file with the SEC subsequent to the date of this prospectus will automatically update and supersede this information.

        We are incorporating by reference into this prospectus the following documents filed with the SEC (excluding any portions of such documents that have been "furnished" but not "filed" for purposes of the Exchange Act, including information furnished under Items 2.02 or 7.01 of our Current Reports on Form 8-K and portions of documents described in Items 201(e), 407(d)(1)-(3) or 407(e)(5) of Regulation S-K promulgated by the SEC):

  •
  Annual Report on Form 10-K for the year ended December 31, 2007, filed February 27, 2008, including information specifically incorporated by reference into the Form 10-K from our definitive proxy statement for our 2008 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on April 3, 2008;

  •
  Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, filed May 7, 2008.

  •
  Current Reports on Form 8-K filed March 4, 2008 (with respect to Item 8.01 regarding a stock split); March 26, 2008 (with respect to Item 8.01 regarding the filing of certain OmniSource Corporation financial statements); April 2, 2008 (with respect to Item 2.03 regarding an amendment to the Company's senior secured credit facility); April 8, 2008 (with respect to Item 1.01 and Item 2.03 regarding the completion of a note offering; April 22, 2008 (with respect to Item 1.01 and Item 2.03 regarding the completion of an add-on note offering); May 12, 2008, (with respect to Item 1.01 regarding the execution of a definitive acquisition agreement); June 16, 2008 (with respect to Item 1.01 regarding an amendment to a Shareholders Agreement modifying certain share resale restrictions, and with respect to Item 5.02 regarding the resignation of an officer); and June 16, 2008 (with respect to Item 2.01 regarding completion of the acquisition of Recycle South, LLC).

  •
  The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on November 13, 1996.

        All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus, prior to the termination of the offering, shall be deemed to be incorporated herein by reference.

        We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to Investor Relations, Steel Dynamics, Inc., 6714 Pointe Inverness Way, Suite 200, Fort Wayne, Indiana 46804, telephone: (260) 459-3553.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses payable by the Registrant in connection with the issuance and distribution of the securities being registered hereby. All of the amounts shown are estimates except for the SEC registration fee.

Amount
SEC registration fee	$22,883.37
Printing expenses	6,000.00
Legal fees and expenses	35,000.00
Accounting fees and expenses	6,000.00
Miscellaneous expenses	2,000.00

Total*	$71,883.37

    *
    Does not include any fees or expenses in connection with any underwritten offering or any prospectus supplements prepared in connection therewith or herewith.

Item 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Indiana Business Corporation Law    Chapter 37 of the Indiana Business Corporation Law ("IBCL") provides that a corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in a proceeding if (i) the individual's conduct was in good faith, (2) the individual reasonably believed, in the case of conduct in the individual's official capacity with the corporation, that the individual's conduct was in the corporation's best interests, and, (3) in the case of a criminal proceeding, the individual either had reasonable cause to believe the individual's conduct was lawful or had no reasonable cause to believe the individual's conduct was unlawful. Unless limited by its articles of incorporation, a corporation must indemnify a director against reasonable expenses incurred by the director if the director was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation. A corporation may advance or reimburse reasonable expenses incurred by a person entitled to indemnification, in advance of final disposition, if the individual furnishes the corporation with a written affirmation of his or her good faith belief that the applicable standard of conduct was observed, accompanied by a written undertaking to repay the advance if it is ultimately determined that the applicable standards were not met. Unless the director has been successful in the defense of a proceeding, a corporation may not indemnify a director unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth under the law.

        Officers, unless the corporation's articles of incorporation provide otherwise, may be indemnified to the same extent as directors.

        A corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, member, manager, trustee, employee, or agent of another foreign or domestic corporation, partnership, limited liability company, joint venture, trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a director, officer, member, manager, employee, or agent. The indemnification provided for or authorized by the IBCL does not exclude other rights to indemnification and that a person may have under a corporation's articles of incorporation, bylaws or certain other duly authorized agreements.

         Articles of Incorporation and Bylaws    As permitted by Chapter 37 of the Indiana Business Corporation Law, Article IX of Steel Dynamics, Inc.'s Amended and Restated Articles of Incorporation, provide that we shall indemnify a director or officer against liability, including expenses and costs of defense, incurred in any proceeding, if that individual was made a party to the proceeding because the individual is or was a director or officer, or, at our request, was serving as a director, officer, partner, trustee, employee, or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, whether or not for profit, so long as the individual's conduct was in good faith and with the reasonable belief, in connection with the individual's "official capacity," that the conduct was in our best interests, or, in all other cases, that the conduct was at least not opposed to our best interests. In the case of any criminal proceeding, the duty to indemnify applies so long as the individual either had reasonable cause to believe that the conduct was lawful, or had no reasonable cause to believe that the conduct was unlawful. Conduct with respect to an employee benefit plan in connection with a matter the individual believed to be in the best interests of the participants in and beneficiaries of the plan is deemed conduct that satisfies the indemnification standard that the individual reasonably believed that the conduct was at least not opposed to our best interests.

        We may advance or reimburse for reasonable expenses incurred by a person entitled to indemnification, in advance of final disposition, if the individual furnishes us with a written affirmation of his or her good faith belief that the applicable standard of conduct was observed, accompanied by a written undertaking to repay the advance if it is ultimately determined that the applicable standards were not met.

        Unless the director has been successful in the defense of a proceeding, in all cases, whether in connection with advancement of expenses during a proceeding, or afterward, we may not grant indemnification unless authorized in the specific case after a determination has been made that indemnification is permissible under the circumstances. The determination may be made either by our board of directors, by majority vote of a quorum consisting of directors not at the time parties to the proceeding, or, if a quorum cannot be so obtained, then by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding. Alternatively, the determination can be made by special legal counsel selected by the board of directors or the committee, or by the shareholders, excluding shares owned by or voted under the control of persons who are at the time parties to the proceeding. In the event that a person seeking indemnification believes that it has not been properly provided that person may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. In such a proceeding, a court is empowered to grant indemnification if it determines that the person is fairly and reasonably entitled to indemnification in view of all of the relevant circumstances, whether or not the person met the standard of conduct for indemnification.

        We may purchase and maintain, and we do so purchase and maintain insurance on behalf of our directors, officers, employees or agents, insuring against liability arising from his or her status as a director, officer, employee, or agent, whether or not we would have the power to indemnify the individual against the same liability under Article IX. Article IX does not preclude us from providing indemnification in any other manner.

ITEM 16.    EXHIBITS.

Number	Exhibit
Opinions re Legality
5.1*	Legal opinion of Barrett & McNagny LLP
Material Contracts
10.7a
Shareholders Agreement, dated as of October 26, 2007, by and among Steel Dynamics, Inc. and the shareholders of OmniSource Corporation, incorporated herein by reference from Exhibit 10.7 to our Report on Form 8-K/A filed November 6, 2007.
10.7b
Amendment to Shareholders Agreement of October 26, 2007, dated June 16, 2008, between Steel Dynamics, Inc. and the former shareholders of OmniSource Corporation, incorporated herein by reference from Exhibit 99.1 to our Current Report on Form 8-K filed June 16, 2008.
10.8a
Shareholders Agreement, dated June 9, 2008, by and between Steel Dynamics, Inc. and the former equity owners of Recycle South, LLC, incorporated herein by reference from Exhibit 10.8a to our Current Report on Form 8-K Filed June 16, 2008.
Other
23.1a*	Consent of Independent Registered Public Accounting Firm
23.1b*	Consent of Independent Auditors
23.1c*	Consent of Independent Registered Public Accounting Firm
23.2	Consent of Barrett & McNagny LLP (included in its opinion filed as Exhibit 5.1)
24.1	Power of Attorney (included in signature page of this registration statement)

*
Filed concurrently herewith

ITEM 17.    UNDERTAKINGS.

(a)
The undersigned Registrant hereby undertakes:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  Provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability under the Securities Act to any purchaser:

  (i)
  Each prospectus filed by the Registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

  (ii)
  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

  (5)
  That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

    (i)
    Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;

    (ii)
    Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;

    (iii)
    The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and

    (iv)
    Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(i)
For purposes of determining any liability under the Securities Act of 1933:

(1)
The information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)
Each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Wayne, State of Indiana, on July 25, 2008.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on July 22, 2008.

STEEL DYNAMICS, INC.
By:	/s/ KEITH E. BUSSE
Name:	Keith E. Busse
Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Keith E. Busse, Theresa E. Wagler, Mark D. Millett and Richard P. Teets, Jr., and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments and registration statements filed pursuant to Rule 462 or otherwise) and to file the same, with all exhibits thereto, and the other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KEITH E. BUSSE Keith E. Busse	Chairman and Chief Executive Officer (Principal Executive Officer)	July 22, 2008
/s/ MARK D. MILLETT Mark D. Millett	Executive Vice President and Director	July 22, 2008
/s/ RICHARD P. TEETS, JR. Richard P. Teets, Jr.	Executive Vice President and Director	July 22, 2008
Daniel M. Rifkin	Director

/s/ THERESA E. WAGLER Theresa E. Wagler	Vice President, Chief Financial Officer (Principal Financial Officer) (Principal Accounting Officer)	July 22, 2008
/s/ JOHN C. BATES John C. Bates	Director	July 22, 2008
/s/ FRANK D. BYRNE Frank D. Byrne	Director	July 22, 2008
/s/ PAUL B. EDGERLEY Paul B. Edgerley	Director	July 22, 2008
/s/ RICHARD J. FREELAND Richard J. Freeland	Director	July 22, 2008
/s/ DR. JÜRGEN KOLB Dr. Jürgen Kolb	Director	July 22, 2008
/s/ JAMES C. MARCUCCILLI James C. Marcuccilli	Director	July 22, 2008
/s/ JOSEPH D. RUFFOLO Joseph D. Ruffolo	Director	July 22, 2008